Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD 2013 RESULTS
AND PROVIDES 2014 EARNINGS GUIDANCE

Highlights include:

•	Sales growth of 6% to a record $2.08 billion

•	Record 2013 diluted EPS of $2.05

•	2014 diluted EPS guidance of $2.35 to $2.45
______________________

COVINGTON, LA. (February 13, 2014) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2013 results.

“In 2013, we surpassed $2.0 billion in sales, a fitting accomplishment for our milestone 20th year. We achieved record results, including diluted earnings per share of $2.05, despite persistent and challenging external factors. In our business, how we distribute products is as important as what products we distribute. Our success reflects the totality of having the right products, available at the right time, coupled with exceptional service, complemented by innovative programs and tools resulting in the value-add we provide to the marketplace,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the year ended December 31, 2013 increased 6% to a record high of $2.08 billion, compared to $1.95 billion in 2012. Base business sales increased 6%, including a 6% increase from swimming pool product sales and an 11% increase from irrigation product sales. Base business sales growth reflects market growth, market share gains and the ongoing recovery of discretionary product sales, partially offset by weather driven declines in non-discretionary product sales, primarily in our seasonal markets. For 2013, net sales growth of 11% in our largest, year-round markets tracked well above the 2% growth in our seasonal markets, although this difference lessened as weather comparisons normalized later in the year.

Gross profit for the year ended December 31, 2013 reached a record $591.3 million, a 4% increase over gross profit of $567.4 million in 2012. Gross profit as a percentage of net sales (gross margin) decreased 60 basis points to 28.4% for 2013. Product, customer and geographic mix changes adversely impacted gross margin in 2013. Product mix changes reflect a shift in consumer spending to certain lower margin, discretionary products such as variable speed pumps, high efficiency heaters, LED lighting products, irrigation systems and landscape equipment, relative to higher margin, non-discretionary products generally associated with basic pool maintenance and repair activity. Additionally, due to the later start to the 2013 season, we experienced higher sales growth rates in our lower margin, year-round markets than in our higher margin, seasonal markets, which negatively impacted gross margins.

Selling and administrative expenses (operating expenses) for 2013 increased 2% to $425.8 million from $415.6 million in 2012. Base business operating expenses increased 2% over 2012, as salary and other variable expense increases were partially offset by decreases in performance-based compensation.

In the third quarter of 2012, we performed an interim goodwill impairment analysis for our United Kingdom reporting unit and recorded a non-cash goodwill impairment charge equal to the total goodwill carrying amount of $6.9 million, which had a $0.14 negative impact on diluted EPS for the year ended December 31, 2012. Adjusted operating income, adjusted net income and adjusted diluted EPS for all 2012 periods exclude goodwill impairment and are provided in this release because we believe these amounts are useful to investors in assessing year-over-year operating performance.

Operating income for the year improved 14% to $165.5 million from $144.9 million in 2012 and increased 9% compared to adjusted operating income for 2012 of $151.8 million. Operating income as a percentage of net sales (operating margin) increased to 8.0% in 2013 compared to 7.4% in 2012. Adjusted operating margin was 7.8% in 2012.

Net income increased 19% to a record $97.3 million in 2013 compared to $82.0 million in 2012 and increased 9% over adjusted net income of $88.9 million in 2012. Earnings per share was up 20% to a record $2.05 per diluted share compared to $1.71 per diluted share in 2012, while diluted EPS increased 11% from adjusted diluted EPS in 2012. Adjusted EBITDA (as defined in the addendum to this release) increased 9% to $187.6 million in 2013 compared to $172.9 million in 2012, or 9.0% of net sales in 2013 compared to 8.8% of net sales in 2012.

On the balance sheet, total net receivables increased 10% compared to December 31, 2012 consistent with overall fourth quarter sales growth. Inventory levels grew 7% to $429.2 million at December 31, 2013 compared to $400.3 million at December 31, 2012. Total debt outstanding at December 31, 2013 was $246.4 million, an increase of $15.5 million from the balance at December 31, 2012.

Cash provided by operations was $105.1 million in 2013, or $7.8 million more than net income. Compared to 2012, cash provided by operations was down $14.0 million due primarily to normal seasonal timing differences in working capital.

Net sales for the seasonally slow fourth quarter increased 11% to $340.8 million compared to the fourth quarter of 2012. Base business sales improved 11% in the fourth quarter compared to the same period in 2012. Gross margin declined 90 basis points to 28.1% in the fourth quarter of 2013 due primarily to a more favorable impact on fourth quarter 2012 gross margins from certain vendor incentives. Operating loss for the fourth quarter of 2013 was $6.8 million compared to a loss of $10.3 million in the same period last year. Loss per diluted share for the fourth quarter of 2013 was $0.11 on a net loss of $5.0 million, compared to a loss of $0.17 per diluted share on a net loss of $8.0 million in the comparable 2012 period.

“We are pleased with the solid results realized in 2013. Our employees have proven what is possible despite challenging external factors. Our team's ongoing desire to improve upon past successes propels us into the coming year. For fiscal 2014, we project earnings per diluted share of approximately $2.35 to $2.45. This range reflects our expectations for sales growth in the mid to upper single digits and 15% to 20% growth over 2013 diluted EPS. We strive to earn our customers' business each and every day, in each individual market, by offering the broadest knowledge base and product selections, with a level of service unequaled in the industry. We are excited about 2014 and the many opportunities we have to continue to grow our business,” said Perez de la Mesa.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 321 sales centers in North America, Europe and South America, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012 (1)

Net sales	$340,789	$306,818	$2,079,700	$1,953,974
Cost of sales	244,996	217,880	1,488,423	1,386,567
Gross profit	95,793	88,938	591,277	567,407
Percent	28.1%	29.0%	28.4%	29.0%

Selling and administrative expenses	102,607	99,235	425,791	415,592
Goodwill impairment	—	—	—	6,946
Operating income (loss)	(6,814)	(10,297)	165,486	144,869
Percent	(2.0)%	(3.4)%	8.0%	7.4%

Interest expense, net	1,509	1,105	6,748	6,469
Income (loss) before income taxes and equity earnings	(8,323)	(11,402)	158,738	138,400
Provision for income taxes	(3,218)	(3,276)	61,590	56,744
Equity earnings in unconsolidated investments	130	129	182	316
Net income (loss)	$(4,975)	$(7,997)	$97,330	$81,972

Earnings (loss) per share:
Basic	$(0.11)	$(0.17)	$2.10	$1.75
Diluted	$(0.11)	$(0.17)	$2.05	$1.71
Weighted average shares outstanding:
Basic	45,708	46,522	46,282	46,937
Diluted	45,708	46,522	47,530	48,058

Cash dividends declared per common share	$0.19	$0.16	$0.73	$0.62
_________________

(1)	Derived from audited financial statements.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2013	2012 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$8,006	$12,463	$(4,457)	(36)%
Receivables, net (2)	45,138	113,859	(68,721)	(60)
Receivables pledged under receivables facility	80,149	—	80,149	100
Product inventories, net (3)	429,197	400,308	28,889	7
Prepaid expenses and other current assets	9,802	11,280	(1,478)	(13)
Deferred income taxes	5,457	5,186	271	5
Total current assets	577,749	543,096	34,653	6

Property and equipment, net	52,328	46,566	5,762	12
Goodwill	171,974	169,983	1,991	1
Other intangible assets, net	10,196	11,053	(857)	(8)
Equity interest investments	1,243	1,160	83	7
Other assets, net	10,271	8,718	1,553	18
Total assets	$823,761	$780,576	$43,185	6%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$214,596	$199,787	$14,809	7%
Accrued expenses and other current liabilities	49,301	48,186	1,115	2
Current portion of long-term debt and other long-term liabilities	9	23	(14)	(61)
Total current liabilities	263,906	247,996	15,910	6

Deferred income taxes	19,108	13,453	5,655	42
Long-term debt	246,418	230,882	15,536	7
Other long-term liabilities	8,147	6,622	1,525	23
Total liabilities	537,579	498,953	38,626	8
Total stockholders’ equity	286,182	281,623	4,559	2
Total liabilities and stockholders’ equity	$823,761	$780,576	$43,185	6%
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(1)	Derived from audited financial statements.

(2)	The allowance for doubtful accounts was $4.5 million at December 31, 2013 and $5.5 million at December 31, 2012.

(3)	The inventory reserve was $7.1 million at December 31, 2013 and $7.5 million at December 31, 2012.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2013	2012 (1)	Change
Operating activities
Net income	$97,330	$81,972	$15,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,359	11,592	1,767
Amortization	1,237	1,284	(47)
Share-based compensation	8,150	8,465	(315)
Excess tax benefits from share-based compensation	(4,611)	(4,487)	(124)
Equity earnings in unconsolidated investments	(182)	(316)	134
(Gains) losses on foreign currency transactions	220	(111)	331
Goodwill impairment	—	6,946	(6,946)
Other	(434)	3,375	(3,809)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(10,085)	(3,396)	(6,689)
Product inventories	(27,291)	(9,232)	(18,059)
Prepaid expenses and other assets	504	(1,159)	1,663
Accounts payable	14,007	20,253	(6,246)
Accrued expenses and other current liabilities	12,884	3,892	8,992
Net cash provided by operating activities	105,088	119,078	(13,990)

Investing activities
Acquisition of businesses, net of cash acquired	(1,244)	(4,699)	3,455
Purchase of property and equipment, net of sale proceeds	(18,742)	(16,271)	(2,471)
Other investments	125	(238)	363
Net cash used in investing activities	(19,861)	(21,208)	1,347

Financing activities
Proceeds from revolving line of credit	678,936	607,923	71,013
Payments on revolving line of credit	(715,400)	(524,341)	(191,059)
Proceeds from asset-backed financing	70,000	—	70,000
Payments on asset-backed financing	(18,000)	—	(18,000)
Payments on long-term debt and other long-term liabilities	(10)	(100,022)	100,012
Payments of deferred financing costs	(1,044)	—	(1,044)
Excess tax benefits from share-based compensation	4,611	4,487	124
Proceeds from stock issued under share-based compensation plans	21,409	20,205	1,204
Payments of cash dividends	(33,808)	(29,135)	(4,673)
Purchases of treasury stock	(96,179)	(81,761)	(14,418)
Net cash used in financing activities	(89,485)	(102,644)	13,159
Effect of exchange rate changes on cash and cash equivalents	(199)	(250)	51
Change in cash and cash equivalents	(4,457)	(5,024)	567
Cash and cash equivalents at beginning of period	12,463	17,487	(5,024)
Cash and cash equivalents at end of period	$8,006	$12,463	$(4,457)
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(1)	Derived from audited financial statements.

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2013	2012	2013	2012	2013	2012
Net sales	$339,708	$306,818	$1,081	$—	$340,789	$306,818

Gross profit	95,633	88,938	160	—	95,793	88,938
Gross margin	28.2%	29.0%	14.8%	—%	28.1%	29.0%

Operating expenses	102,110	99,235	497	—	102,607	99,235
Expenses as a % of net sales	30.1%	32.3%	46.0%	—%	30.1%	32.3%

Operating loss	(6,477)	(10,297)	(337)	—	(6,814)	(10,297)
Operating margin	(1.9)%	(3.4)%	(31.2)%	—%	(2.0)%	(3.4)%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2013	2012	2013	2012	2013	2012
Net sales	$2,067,579	$1,949,035	$12,121	$4,939	$2,079,700	$1,953,974

Gross profit	588,095	565,932	3,182	1,475	591,277	567,407
Gross margin	28.4%	29.0%	26.3%	29.9%	28.4%	29.0%

Operating expenses	421,527	413,626	4,264	1,966	425,791	415,592
Expenses as a % of net sales	20.4%	21.2%	35.2%	39.8%	20.5%	21.3%

Goodwill impairment	—	6,946	—	—	—	6,946

Operating income (loss)	166,568	145,360	(1,082)	(491)	165,486	144,869
Operating margin	8.1%	7.5%	(8.9)%	(9.9)%	8.0%	7.4%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
B. Shapiro Supply, LLC	May 2013	1	May - December 2013
Swimming Pool Supply Center, Inc.	March 2013	1	March - December 2013
CCR Distribution	March 2012	1	January - May 2013 and March - May 2012
Ideal Distributors Ltd.	February 2012	4	January - April 2013 and February - April 2012
G.L. Cornell Company	December 2011	1	January - February 2013 and January - February 2012
Poolway Schwimmbadtechnik GmbH	November 2011	1	January - February 2013 and January - February 2012

(1) We acquired certain distribution assets of each of these companies.

We exclude sales centers that are acquired, closed or opened in new markets from base business results for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers. As of December 31, 2013, we excluded one sales center opened in a new market from base business.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2013:

December 31, 2012	312
Acquired	2
New locations	10
Consolidated locations	(3)
December 31, 2013	321

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2013	2012

Net income	$97,330	$81,972
Add:
Interest expense (1)	6,528	6,580
Provision for income taxes	61,590	56,744
Share-based compensation	8,150	8,465
Goodwill impairment	—	6,946
Equity earnings in unconsolidated investments	(182)	(316)
Depreciation	13,359	11,592
Amortization (2)	825	896
Adjusted EBITDA	$187,600	$172,879

(1) Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2) Excludes amortization of deferred financing costs of $412 for 2013 and $388 for 2012. This non-cash expense is included in Interest expense, net on the Consolidated Statements of Income.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2013	2012

Adjusted EBITDA	$187,600	$172,879
Add:
Interest expense, net of interest income	(6,116)	(6,192)
Provision for income taxes	(61,590)	(56,744)
(Gains) losses on foreign currency transactions	220	(111)
Excess tax benefits from share-based compensation	(4,611)	(4,487)
Other	(434)	3,375
Change in operating assets and liabilities	(9,981)	10,358
Net cash provided by operating activities	$105,088	$119,078